Exhibit 10.1

July 26, 2024

Mr. Patrick J. Holt

Re: Consulting Agreement

Dear Pat,

This letter agreement (this “Agreement”) is intended to confirm our mutual understanding with respect to your limited engagement as a consultant for Amarin Corporation plc (the “Company”). By signing below, you represent and warrant that you were under no obligation to any third-party that would have interfered with your rendering to the Company the professional services described and covered by this Agreement.

Your engagement as a consultant hereunder commenced on June 3, 2024 and continued through July 3, 2024 (the “Consulting Period”).

During the Consulting Period, you agreed to cooperate with the Company to support the transition of your duties and responsibilities to the new Chief Executive Officer of the Company and as may otherwise relate to any matter on which you will have worked prior to the Consulting Period or of which you have knowledge (the “Consulting Services”). Any Consulting Services would be performed as an independent contractor, and not as an employee, agent or representative of the Company or any of its direct or indirect subsidiaries or affiliates (collectively, the “Company Group”). Consulting Services would have been rendered from location(s) of your choosing and you furnished any equipment, supplies and other materials used to perform the Consulting Services. During the Consulting Period, you reported to Chief Executive Officer of the Company.

In consideration for making the Consulting Services available, the Company will pay you a consulting fee of US $56,250, payable upon execution of this confirmation letter (the “Consulting Fee”). As an independent contractor, you will be solely responsible for payment of all applicable taxes payable in respect of amounts payable to you under this Agreement, and the Company will not withhold for taxes from any such amounts. In addition, you understand and agree that you are not eligible by virtue of your engagement as a consultant to participate in any of the employee benefit plans or programs of the Company or any other member of the Company Group (other than continued medical and health benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) as a former employee of the Company). In the event that this consulting arrangement is reclassified as employment by any governmental agency or court, you further agree that you will not seek to participate in or benefit from any of the employee benefit plans or programs of the Company Group as a result of such reclassification. Additional information concerning COBRA coverage will be provided to you under separate cover.

By signing below, you represent and warrant to the Company that your provision of the Consulting Services hereunder did not violate any applicable law and covenant and that you complied with all applicable laws in providing the Consulting Services. Further, you maintained in good standing any permits and licenses as may be necessary or appropriate from time to time in providing the Consulting Services hereunder.

You hereby reaffirm and ratify that certain Nondisclosure, Developments and Noncompetition Agreement attached to your employment agreement with the Company, effective as of on or about July 18, 2023.

In addition, you hereby acknowledge and agree that during the Consulting Period you did not make any disparaging or defamatory comments regarding any member of the Company Group or its respective current or former directors, officers, employees or members in any respect. However, your obligations under this paragraph shall not apply to disclosures required by applicable law, regulation, or order of a court or governmental agency. Further, nothing in this Agreement prohibits you from speaking with law enforcement, the Equal Employment Opportunity Commission, any state or local division of human rights or fair employment agency, or your attorney.

The terms contained in this Agreement constitute and embody the full and complete understanding and agreement with respect to your engagement as a consultant for the Company, and supersede and replace any prior or contemporaneous agreements or understandings, written or oral, concerning the Consulting Services. The terms of this Agreement may be modified only by a writing duly executed by you and the Company, and this Agreement, and your obligations hereunder, may not be assigned by you without the prior written consent of the Company. The benefits and obligations contained in this Agreement will inure to the benefit of and be binding upon the Company and its respective successors and assigns.

This is a New Jersey contract and shall be construed under and be governed in all respects by the laws of the State of New Jersey without giving effect to the conflict of laws principles thereof. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the Third Circuit.

The parties hereby consent to the jurisdiction of the state and federal courts of the State of New Jersey. Accordingly, with respect to any such court action, you (i) submit to the exclusive personal jurisdiction of such courts; (ii) consent to service of process; and (iii) waive any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

Each of you and the Company irrevocably and unconditionally WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE YOUR ENGAGEMENT AS A CONSULTANT BY THE COMPANY OR ANY AFFILIATE OF THE COMPANY, INCLUDING WITHOUT LIMITATION YOUR OR THE COMPANY’S PERFORMANCE UNDER, OR THE ENFORCEMENT OF, THIS AGREEMENT.

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If you are in agreement with the terms of your consulting engagement described above, please execute this Agreement where indicated below and return to me. The execution of this Agreement may be by actual signature or by signature delivered by facsimile or by email as a portable document format (.pdf) file or image file attachment.

Sincerely,

AMARIN CORPORATION PLC

By: /s/ Jonathan Provoost
Name: Jonathan Provoost
Title: Executive Vice President, Chief Legal & Compliance Officer

AGREED AND ACCEPTED as of this
26th day of July, 2024 by:

/s/ Patrick J. Holt
Patrick J. Holt

[Signature page to Holt Consulting Agreement]